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                                                                   EXHIBIT 10.51

                            EUROPLAY PROMISSORY NOTE

$4,327,500                                                        APRIL 30, 2002


            FOR VALUE RECEIVED, and pursuant to that certain Stock Purchase Agreement dated April 23, 2002 by and among INFOGRAMES, INC., a Delaware corporation ("BUYER"), Shiny Entertainment, Inc., Interplay Entertainment Corp. ("INTERPLAY"), Shiny Group, Inc. and David Perry, Buyer unconditionally promises pursuant to this Promissory Note ("NOTE") to pay to EUROPLAY 1 LLC ("EUROPLAY") in the manner, and on the dates and place hereinafter provided, the principal sum of Four Million Three Hundred Twenty-Seven Thousand Five Hundred Dollars ($4,327,500), together with accrued interest from the date hereof.

            Section 1. INTEREST. Buyer also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at a rate of 2.88% per annum, the short-term federal rate applicable for the month of April, 2002. Computation of interest will be made on the basis of a 365-day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day).

            Notwithstanding anything to the contrary set forth in the preceding paragraph, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law ("MAXIMUM LAWFUL RATE"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder will be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Buyer will continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Europlay is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate otherwise payable as provided herein. Thereafter, interest hereunder will be paid at the rate of interest and in the manner initially provided in the preceding paragraph, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph will again apply. In no event will the total interest received by Europlay pursuant to the terms hereof exceed the amount that Europlay could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

            Section 2. PAYMENTS.

            (a) Buyer will pay the principal amount of this Note and all accrued and unpaid interest on the principal amount on the dates set forth on Schedule A (the date of the last such payment being the "MATURITY DATE"). Buyer will also pay any costs, expenses, or other amounts due and payable hereunder on the Maturity Date.
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            (b) All payments of principal, interest, costs, expenses, and other amounts due and payable in respect of this Note will be delivered to Europlay at 21900 Burbank Blvd., Suite 270, Woodland Hills, California 91367, or at such other address as Europlay may in writing notify Buyer. If payment on this Note is stated to be due on a day that is not a Business Day (as defined below), such payment will instead be made on the next Business Day, and such extension of time will be included in the computation of interest payable on this Note. "BUSINESS DAY" means any day other than a Saturday, Sunday or legal holiday under the laws of the State of California or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close. Each payment made prior to the Maturity Date hereunder will be credited first to any fees, costs, or other amounts due and payable to Europlay hereunder, second to interest then due, and the remainder of such payment will be credited to principal, and interest will thereupon cease to accrue upon the principal so credited. Each of Europlay and any subsequent holder of this Note agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note will not limit or otherwise affect the obligation of Buyer hereunder with respect to payments of principal or interest on this Note.

            Section 3. VOLUNTARY PREPAYMENTS. Buyer will have the right at any time and from time to time prior to the Maturity Date to prepay the principal of this Note in whole or in part, without premium or penalty. Any prepayment hereunder will be accompanied by interest on the principal amount of this Note being prepaid to the date of prepayment as well as by any fees, costs, or other amounts due and payable to Europlay hereunder.

            Section 4. SECURITY. This Note is being delivered by Buyer in connection with the Payment Guaranty of even date herewith ("GUARANTY") of Buyer's parent company, Infogrames Entertainment SA ("GUARANTOR").

            Section 5. EVENTS OF DEFAULT. The occurrence of any of the following events will constitute an "EVENT OF DEFAULT":

            (a) failure of Buyer to pay any principal under this Note when due, whether at stated maturity or otherwise, or failure of Buyer to pay any interest or other amount due and payable under this Note within three days after the date due; or

            (b) (i) a court having jurisdiction in the premises enters a decree or order for relief in respect of Buyer in an involuntary case under Title 11 of the United States Code entitled "BANKRUPTCY" (as now and hereinafter in effect, or any successor thereto, the "BANKRUPTCY CODE") or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief is granted under any applicable federal or state law; or (ii) an involuntary case is commenced against Buyer under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator,


                                       2
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      sequestrator, trustee, custodian or other officer having similar powers over Buyer or over all or a substantial part of its property has been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Buyer for all or a substantial part of its property has occurred; or a warrant of attachment, execution, or similar process will have been issued against any substantial part of the property of Buyer, and, in the case of any event described in this clause (ii), such event will have continued for 30 days unless dismissed, bonded or discharged; or

            (c) an order for relief has been entered with respect to Buyer or Buyer commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Buyer makes an assignment for the benefit of creditors; or

            (d) at any time after the date hereof, the Guaranty, or any other document delivered pursuant hereto or thereto will cease to be in full force and effect or will be declared null or void, or Buyer or Guarantor contests the validity or enforceability of this Note, the Guaranty, or any other document delivered pursuant hereto or thereto; or

            (e) any representation, warranty or statement made by the Buyer herein or by Guarantor in the Guaranty or any other document delivered pursuant hereto or thereto will prove to have been untrue in any material respect on the date as of which made or deemed made; or

            (f) the Buyer or Guarantor will default in the due performance or observance by it or them of any material term, covenant, or agreement applicable to it or them contained in this Note, the Guaranty, or any other document delivered pursuant hereto or thereto.

            Section 6. EUROPLAY REMEDIES. Upon the occurrence of any Event of Default specified pursuant to Section 5(b) or Section 5(c), the outstanding principal amount of this Note together with all accrued and unpaid interest thereon, as well as any fees, costs, or other amounts due and payable to Europlay hereunder, will become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Buyer). Upon the occurrence of an Event of Default pursuant to Sections 5(a), 5(d), 5(e) or 5(f) the outstanding principal amount of this Note together with all accrued and unpaid interest thereon, as well as any fees, costs, or other amounts due and payable to Europlay hereunder, will become immediately due and payable upon written notice from Europlay to Buyer.

            Section 7. WAIVER OF SET OFF. Buyer, to the fullest extent permitted by law, hereby waives any right of set off, recoupment or similar remedies that Buyer may now or hereafter have under applicable law.


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            Section 8. MISCELLANEOUS.

            (a) Any notice or other communication provided for in this Note will be in writing and sent, if to Europlay to its principal offices at the address listed above or at such other address as Europlay may from time to time in writing designate and if to Buyer at the address listed on the signature page hereto or at such address as Buyer may from time to time in writing designate. Each such notice or other communication will be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 8(a) and a verification of receipt is received, (ii) if given by mail, three days after such communication is deposited in the mails, registered or certified postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

            (b) No failure or delay on the part of Europlay to exercise any right, power, or privilege hereunder or under any document delivered pursuant hereto will operate as a waiver of any default or an acquiescence therein, nor will any single or partial exercise of any such right, power, or privilege hereunder or under any document delivered pursuant hereto preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies expressly provided in this Note and any other document delivered pursuant hereto are cumulative to, and not exclusive of, any rights or remedies that Europlay would otherwise have.

            (c) If any provision in or obligation under this Note will be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, will not in any way be affected or impaired thereby.

            (d) This Note will be binding upon Buyer and Europlay and their respective successors and assigns. None of the terms or provisions of this Note may be waived, altered, modified or amended except in writing duly signed for and on behalf of Europlay and Buyer. This Note may not be assigned by either party without the prior written consent of the other party.

            (e) Buyer will indemnify Europlay, its officers, directors, employees, and representatives from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses, and disbursements, including but not limited to the reasonable fees and disbursements of counsel, incurred by any of them in connection with any collection on or enforcement of this Note, including any action or proceeding by Europlay seeking relief from the automatic stay in any Bankruptcy, insolvency, or like proceeding instituted by or against Buyer (but excluding any such liabilities, obligations and losses, to the extent incurred by reason of the gross negligence or willful misconduct of Europlay or any other such indemnified party).


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            THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BUYER AND EUROPLAY
HEREUNDER WILL BE GOVERNED BY, AND WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

            Any legal action or proceeding against the Buyer or Europlay with respect to this Note may be brought in the courts of the State of California located in Los Angeles County or of the United States for the Central District of California, and, by execution and delivery of this Note, the Buyer and Europlay hereby irrevocably accept for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Nothing herein will affect the right of Europlay or the Buyer to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Buyer or Europlay in any other jurisdiction.

            The Buyer and Europlay hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Note brought in the courts referred to above and hereby further irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

            EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING HEREUNDER.


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            IN WITNESS WHEREOF, Buyer has caused this Note to be executed and delivered as of the day and year first above written.

                                 INFOGRAMES, INC., as Buyer

                                 By:  /s/ Harry Rubin
                                      ------------------------------------------

                                 Name:  Harry Rubin
                                        ----------------------------------------

                                 Its:  Senior Executive Vice President
                                       -----------------------------------------

                                 Address: 417 Fifth Avenue, New York, NY  10016
                                          --------------------------------------
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                                   SCHEDULE A

                         TRANSACTIONS ON PROMISSORY NOTE

                        Amount of Principal         Amount of Interest      Outstanding Principal           Notation
       Date                Paid This Date             Paid This Date          Balance This Date             Made By
       ----                --------------             --------------          -----------------             -------
   June 15, 2002             $2,163,750                     $0                   $2,163,750
   July 30, 2002             $2,163,750                 $                                $0
                                                         ---------